Filed Pursuant To Rule 433

Registration No. 333-209926

April 29, 2016

Filed Pursuant To Rule 433
Registration No. 333-209926
April 29, 2016
SPDR® ETF Trading Report
March 2016
    ConsolidatedConsolidated Avg.Avg.Avg. QuoteShort
    Spread ($)Avg. DailyConsolidatedDaily VolumeAvg.Quote SizeAvg.Size ($)Avg.DailyInterest
    SpreadSpreadvs. 3 mo.VolumeAvg. Daily(shares) vs.Quote Size(Shares) vs.Quotevs. 3 mo.TradeVolatilityas of
Ticker    ETF Name ($)(%)trailing(shares)Volume ($)3 mo. trailing(shares)3 mo. trailingSize ($)trailingSize(%)03/15/2016
US Core
SPY    SPDR S&P 500® ETF 0.010.000.01105,604,08422,002,041,539146,833,6618,3938,4961,693,2881,643,8062710.50288,127,843
MDY    SPDR S&P MidCap 400® ETF 0.040.020.051,791,605473,929,2502,539,0231,2551,424321,067343,5121260.804,283,472
SLY    SPDR S&P 600 Small Cap ETF 0.310.310.2510,6551,159,81620,7032,9972,949295,145272,576790.907,611
DIA    SPDR Dow Jones Industrial Average ETF 0.020.010.013,738,170653,853,8547,521,2993,7012,729639,940448,3471920.405,690,221
THRK    SPDR Russell 3000 ETF 0.610.410.654,365755,2863,9712,5042,309374,974334,6901480.508,921
TWOK    SPDR Russell 2000 ETF 0.170.270.175,170364,62412,9604,2054,364266,849268,7351270.905,021
ONEK    SPDR Russell 1000 ETF 0.210.230.222,510262,8472,7573,5503,506334,233317,8541260.603,453
RSCO    SPDR Russell Small Cap Completeness ETF 0.460.620.424,023316,5743,0873,8973,533289,859251,8681340.901,392
SPYX    SPDR S&P 500 Fossil Fuel Free ETF 0.100.210.109,158515,4458,7994,0473,247196,280152,5124400.5015,900
SHE    SPDR SSGA Gender Diversity Index ETF 0.050.080.05255,29615,266,874255,2963,5593,559212,294212,2941890.504,435
US Style
SPYG    SPDR S&P 500 Growth ETF 0.210.210.1830,2903,107,02046,5652,4741,594242,922149,342990.501,524
SPYV    SPDR S&P 500 Value ETF 0.130.130.119,188969,12212,5171,9231,824185,935166,7501230.606,323
MDYG    SPDR S&P 400 Mid Cap Growth ETF 0.330.290.3211,4401,380,70219,0003,4893,340403,503369,671930.7015,108
MDYV    SPDR S&P 400 Mid Cap Value ETF 0.240.310.2513,3361,089,65514,9136,3986,071497,381443,4261560.9018,845
SLYG    SPDR S&P 600 Small Cap Growth ETF 0.490.290.4725,5344,485,69427,9092,7402,618461,361423,854970.9041,144
SLYV    SPDR S&P 600 Small Cap Value ETF 0.270.280.2547,0344,579,05640,0202,3362,856223,041257,097981.1030,022
US Sector
XLY    Consumer Discretionary Select Sector SPDR ETF 0.010.010.016,665,393556,638,2939,346,5095,4014,137417,011305,1861650.5023,287,538
XLP    Consumer Staples Select Sector SPDR ETF 0.010.020.0111,600,905632,584,04914,836,67946,45834,8912,428,8241,760,6004120.4044,809,041
XLE    Energy Select Sector SPDR ETF 0.010.020.0122,621,3131,427,355,68327,809,8887,8466,493481,117371,7241731.3047,959,197
XLF    Financial Select Sector SPDR ETF 0.010.040.0151,791,8861,202,357,12666,430,311825,847721,94618,358,57915,536,2781,6020.70102,132,676
XLV    Health Care Select Sector SPDR ETF 0.010.010.0111,630,324826,196,10214,295,7939,2276,455621,069431,0652030.7050,106,040
XLI    Industrial Select Sector SPDR ETF 0.010.020.0110,604,898598,470,90313,861,32026,87119,2891,462,589986,2473130.6026,291,749
Source: ArcaVision. Data is as of the referenced date and is subject to change. Past performance is not a guarantee of future results.

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 03/15/2016
US Sector (cont'd)														
XLB	Materials Select Sector SPDR ETF	0.01	0.02	0.01	6,465,793	303,700,828	8,476,360	18,236	14,076	800,743	575,568	295	1.00	16,377,051
XLK	Technology Select Sector SPDR ETF	0.01	0.02	0.01	10,399,251	472,212,177	14,151,611	86,351	62,493	3,716,547	2,557,838	432	0.60	24,353,320
XLU	Utilities Select Sector SPDR ETF	0.01	0.02	0.01	17,497,606	867,284,983	18,199,240	24,041	20,497	1,152,526	945,527	306	0.60	45,990,514
XLFS	Financial Services Select Sector SPDR Fund	0.06	0.19	0.05	8,019	241,937	6,481	5,633	6,991	160,878	194,140	394	0.90	4,691
XLRE	Real Estate Select Sector SPDR Fund	0.13	0.39	0.14	9,168	303,087	4,320	7,248	7,682	228,819	238,296	335	1.00	8,637
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.03	0.01	3,020,122	93,380,912	3,947,516	12,698	11,104	386,273	325,791	234	1.10	7,668,211
KCE	SPDR S&P Capital Markets ETF	0.04	0.11	0.04	105,833	4,064,484	67,314	3,137	2,339	119,739	90,449	207	1.20	172,054
KIE	SPDR S&P Insurance ETF	0.04	0.06	0.04	57,099	4,073,949	110,345	2,820	2,789	192,239	181,843	164	0.70	1,219,025
KRE	SPDR S&P Regional Banking ETF	0.01	0.03	0.01	5,843,451	223,578,930	7,810,337	7,191	6,478	271,316	236,058	166	1.10	37,095,783
XBI	SPDR S&P Biotech ETF	0.04	0.08	0.05	7,170,413	373,859,768	7,894,134	1,184	1,004	59,981	52,389	166	2.50	34,122,044
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	3,043,948	101,276,743	4,045,236	13,539	9,955	441,778	307,012	192	0.80	9,650,590
XME	SPDR S&P Metals & Mining ETF	0.01	0.05	0.01	8,882,802	177,037,845	5,123,965	11,994	11,571	235,562	203,997	239	2.60	19,142,930
XES	SPDR S&P Oil & Gas Equip & Services ETF	0.02	0.09	0.02	1,050,986	18,307,789	640,469	8,759	10,797	151,443	175,991	190	2.70	640,853
XITK	SPDR FactSet Innovative Technology ETF	0.07	0.13	0.07	999	54,316	706	485	506	25,021	25,335	97	1.20	4,708
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.03	0.01	26,513,434	780,135,861	24,200,224	10,082	8,081	292,479	218,187	227	2.50	35,130,637
XPH	SPDR S&P Pharmaceuticals ETF	0.04	0.10	0.05	248,193	10,193,147	208,462	5,729	5,110	230,420	215,284	175	1.80	3,596,279
XRT	SPDR S&P Retail ETF	0.01	0.02	0.01	4,088,190	185,877,578	4,414,074	6,883	5,106	311,043	215,575	143	0.70	24,718,424
XSD	SPDR S&P Semiconductors ETF	0.04	0.09	0.04	84,030	3,722,748	144,037	3,521	4,265	152,565	172,775	253	1.00	974,770
XHE	SPDR S&P Health Care Equipment ETF	0.15	0.36	0.16	6,233	271,793	9,355	2,740	2,496	112,751	99,540	171	0.80	2,886
XTL	SPDR S&P Telecom ETF	0.19	0.34	0.16	15,772	941,238	11,087	5,700	5,539	318,174	294,342	192	0.80	12,318
XAR	SPDR S&P Aerospace & Defense ETF	0.09	0.18	0.09	9,348	512,328	16,721	741	771	38,176	38,010	128	0.70	6,759
XHS	SPDR S&P Health Care Services ETF	0.09	0.17	0.09	131,153	7,138,525	62,925	1,874	1,698	101,046	90,537	212	1.10	31,363
XSW	SPDR S&P Software & Services ETF	0.10	0.23	0.10	2,550	135,741	5,626	2,376	2,519	110,151	111,214	116	1.00	1,564
XTN	SPDR S&P Transportation ETF	0.06	0.13	0.06	78,051	3,588,806	70,658	910	2,037	40,996	85,269	229	1.10	455,266
MTK	SPDR Morgan Stanley Technology ETF	0.11	0.21	0.11	52,576	2,745,440	32,163	4,996	5,203	257,494	260,722	126	0.60	3,614

Source: ArcaVision. Data is as of the referenced date and is subject to change. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 03/15/2016
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.04	0.04	0.04	301,066	28,406,906	382,490	2,814	3,172	259,592	280,754	128	0.90	180,724
RWO	SPDR Dow Jones Global Real Estate ETF	0.05	0.11	0.06	180,094	8,931,297	280,001	1,164	918	55,290	41,457	159	0.80	194,724
RWX	SPDR Dow Jones Intl. Real Estate ETF	0.02	0.06	0.03	560,400	23,744,152	777,093	897	1,946	36,194	73,714	146	0.70	442,555
Global Equities														
DGT	SPDR Global Dow ETF	0.30	0.47	0.32	12,316	798,365	6,691	745	738	47,196	45,608	166	0.90	17,343
GII	SPDR S&P Global Infrastructure ETF	0.32	0.74	0.31	4,426	203,838	6,636	1,259	1,368	54,225	56,129	198	0.90	1,571
GNR	SPDR S&P Global Natural Resources ETF	0.08	0.22	0.08	175,260	6,086,822	140,037	1,857	1,696	63,974	54,153	236	1.30	212,050
CWI	SPDR MSCI ACWI ex-US ETF	0.02	0.07	0.02	226,415	6,970,175	295,643	2,203	3,015	66,641	87,103	266	0.90	23,883
ACIM	SPDR MSCI ACWI IMI ETF	0.77	1.28	0.88	6,000	381,683	4,900	612	497	37,118	29,079	43	1.10	4,826
GWL	SPDR S&P World ex-US ETF	0.04	0.15	0.04	113,197	2,836,865	176,386	3,115	3,586	77,221	85,741	304	0.90	33,937
MDD	SPDR S&P International Mid Cap ETF	0.44	1.54	0.52	5,252	160,841	10,463	490	524	13,980	14,342	157	1.10	2,234
GWX	SPDR S&P International Small Cap ETF	0.06	0.22	0.07	89,098	2,522,452	137,014	631	983	17,428	26,108	203	0.80	28,522
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.05	0.07	0.06	1,291	105,692	1,040	1,522	1,253	104,592	83,801	190	0.90	3,591
International Developed Equities — Region/Country														
JSC	SPDR Russell/Nomura Small Cap™ Japan ETF	0.21	0.39	0.28	3,804	224,480	5,802	638	853	34,012	42,897	169	1.10	401
JPP	SPDR Russell/Nomura PRIME™ Japan ETF	0.29	0.67	0.26	9,108	413,307	6,606	640	739	27,923	31,888	133	1.10	1,850
FEZ	SPDR DJ Euro STOXX 50 ETF	0.01	0.03	0.01	3,269,836	110,905,431	3,932,728	38,905	35,480	1,280,364	1,130,038	419	0.80	877,597
FEU	SPDR DJ STOXX 50 ETF	0.04	0.13	0.05	99,536	3,057,173	67,552	1,287	1,455	38,610	43,199	189	0.80	16,338
SMEZ	SPDR EURO STOXX Small Cap ETF	0.24	0.51	0.23	6,720	329,746	11,215	295	368	13,638	16,450	152	1.00	5,553
HFEZ	SPDR EURO STOXX 50 Currency Hedged ETF	0.07	0.20	0.07	1,629	60,469	4,557	359	355	11,739	11,239	126	1.20	803
HREX	SPDR MSCI International Real Estate Currency Hedged ETF	0.14	0.35	0.12	74	2,141	98	368	322	14,448	12,085	50	4.00	—
HDWX	SPDR S&P International Dividend Currency Hedged ETF	0.08	0.21	0.11	152	5,913	241	400	191	15,496	6,998	61	2.40	64
Emerging Market Equities														
EMBB	SPDR MSCI EM Beyond BRIC ETF	0.89	1.85	0.90	76	2,666	327	428	438	20,938	19,526	—	1.90	2,265
EMFT	SPDR MSCI EM 50 ETF	0.79	2.06	0.66	127	8,037	150	2,513	2,202	95,796	79,206	5	2.90	439
GMM	SPDR S&P Emerging Markets ETF	0.21	0.40	0.19	58,805	3,174,724	43,734	826	846	43,885	42,554	212	1.10	258,869

Source: ArcaVision. Data is as of the referenced date and is subject to change. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 03/15/2016
Emerging Market Equities (cont'd)														
GML	SPDR S&P Emerging Latin America ETF	0.88	2.15	0.53	6,102	264,368	4,694	369	436	14,860	15,988	105	1.70	36,943
GAF	SPDR S&P Emerging Middle East & Africa ETF	0.48	0.93	0.66	870	63,299	5,723	330	321	17,249	14,660	63	1.80	881
GUR	SPDR S&P Emerging Europe ETF	0.13	0.54	0.20	11,299	306,480	12,580	507	440	12,604	9,896	106	1.20	11,899
GMF	SPDR S&P Emerging Asia Pacific ETF	0.17	0.24	0.17	68,719	4,947,927	55,881	1,039	1,086	73,748	74,445	167	1.00	49,569
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.09	0.23	0.10	87,554	3,438,288	90,717	778	923	29,657	33,348	147	0.90	108,133
BIK	SPDR S&P BRIC 40 ETF	0.04	0.21	0.04	7,780	165,570	13,726	655	746	11,770	12,555	157	1.20	2,640
GXC	SPDR S&P China ETF	0.08	0.13	0.09	76,886	5,290,622	128,196	892	806	59,648	52,269	135	1.10	12,998
RBL	SPDR S&P Russia ETF	0.07	0.44	0.06	6,134	106,344	13,008	1,196	1,275	18,060	16,715	239	1.60	5,822
XINA	SPDR MSCI China A Shares IMI ETF	0.10	0.49	0.11	73	1,286	465	340	327	6,871	6,916	64	3.60	—
International Sector Equities														
IPD	SPDR S&P International Consumer Discretionary Sector ETF	0.29	0.80	0.28	3,352	131,750	3,994	647	616	23,350	21,394	132	1.10	5,014
IPS	SPDR S&P International Consumer Staples Sector ETF	0.55	1.30	0.39	7,209	321,385	5,059	1,097	1,003	45,635	40,812	167	1.20	1,248
IPW	SPDR S&P International Energy Sector ETF	0.10	0.62	0.07	14,722	245,303	19,403	1,137	956	17,965	13,996	177	1.70	13,418
IPF	SPDR S&P International Financial Sector ETF	0.47	2.66	0.55	289	7,121	5,522	1,860	1,091	32,922	18,809	83	1.50	13,305
IRY	SPDR S&P International Health Care Sector ETF	0.14	0.30	0.16	6,448	325,990	9,146	702	715	32,650	33,133	129	0.70	559
IPN	SPDR S&P International Industrial Sector ETF	0.11	0.37	0.10	11,438	335,127	11,125	1,090	1,292	30,705	34,639	193	0.90	14,039
IRV	SPDR S&P International Materials Sector ETF	0.08	0.48	0.07	1,103	29,867	1,456	1,629	2,158	27,986	34,334	98	2.20	1,949
IPK	SPDR S&P International Technology Sector ETF	0.23	0.77	0.29	1,175	42,768	1,575	882	903	26,098	26,178	68	1.20	634
IST	SPDR S&P International Telecommunications Sector ETF	0.08	0.33	0.10	8,629	276,142	7,739	629	608	15,851	14,787	148	0.70	47,800
IPU	SPDR S&P International Utilities Sector ETF	0.07	0.46	0.07	66,776	1,094,264	30,744	1,118	1,079	17,977	17,199	336	0.80	20,998
Advanced Beta — Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.05	0.21	0.05	193,118	4,984,728	132,951	1,573	1,455	40,285	34,876	251	1.30	588,805
DWX	SPDR International Dividend ETF	0.03	0.10	0.04	122,866	4,325,438	154,526	1,062	1,213	36,278	38,695	188	1.20	157,549
SDY	SPDR S&P Dividend ETF	0.02	0.02	0.02	792,024	63,691,865	981,864	3,543	4,591	276,425	335,373	184	0.60	317,708
WDIV	SPDR S&P Global Dividend ETF	0.09	0.15	0.10	14,815	902,522	15,887	592	557	34,768	30,863	146	1.10	6,912
SPYD	SPDR S&P 500 High Dividend ETF	0.13	0.41	0.09	10,619	369,834	12,603	7,067	9,963	223,883	294,407	148	0.90	5,498

Source: ArcaVision. Data is as of the referenced date and is subject to change. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 03/15/2016
Advanced Beta — Multi Factor														
QAUS	SPDR MSCI Australia Quality Mix ETF	0.04	0.09	0.04	850	47,379	1,048	1,008	1,003	46,428	42,958	74	1.60	439
QCAN	SPDR MSCI Canada Quality Mix ETF	0.06	0.12	0.06	2,767	162,252	4,330	917	933	44,630	40,763	208	1.10	2,848
QDEU	SPDR MSCI Germany Quality Mix ETF	0.07	0.14	0.06	970	53,887	747	919	938	46,014	45,427	199	1.40	738
QJPN	SPDR MSCI Japan Quality Mix ETF	0.28	0.46	0.26	1,408	96,032	2,950	644	595	40,302	36,331	138	1.00	3,092
QESP	SPDR MSCI Spain Quality Mix ETF	0.04	0.09	0.04	82	5,621	100	999	1,000	41,179	39,970	25	4.70	773
QGBR	SPDR MSCI United Kingdom Quality Mix ETF	0.07	0.14	0.07	89	5,548	98	878	955	42,021	44,560	31	2.10	967
QEFA	SPDR MSCI EAFE Quality Mix ETF	0.33	0.62	0.52	1,475	111,997	1,093	1,657	1,631	87,954	85,008	103	1.10	101
QMEX	SPDR MSCI Mexico Quality Mix ETF	0.07	0.29	0.07	8,833	207,817	3,464	600	615	14,070	14,219	37	2.20	35,696
QKOR	SPDR MSCI Korea Quality Mix ETF	0.17	0.69	0.10	8,676	685	3,298	712	707	17,480	16,374	22	5.50	18,902
QTWN	SPDR MSCI Taiwan Quality Mix ETF	0.25	0.49	0.24	9,204	27,916	3,361	575	604	29,584	30,532	126	2.40	1,676
QWLD	SPDR MSCI World Quality Mix ETF	0.51	0.85	0.53	169	15,599	271	513	484	30,816	27,753	64	1.00	2
QEMM	SPDR MSCI Emerging Markets Quality Mix ETF	0.48	1.01	0.40	17,682	934,237	21,636	1,394	1,491	67,093	66,514	171	1.00	90,774
QUS	SPDR MSCI USA Quality Mix ETF	0.07	0.12	0.31	229	19,231	570	1,344	1,139	80,707	65,401	136	2.00	559
Advanced Beta — Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.04	0.08	0.06	2,383	116,306	2,908	2,438	4,033	112,172	171,806	133	1.20	252
VLU	SPDR S&P 1500 Value Tilt ETF	0.52	0.67	0.51	222	25,536	416	5,838	5,207	450,810	378,393	7	1.10	7,398
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.45	0.52	0.58	2,453	254,938	1,770	2,327	2,227	202,472	189,050	447	0.40	904
LGLV	SPDR Russell 1000 Low Volatility ETF	0.35	0.47	0.35	2,018	192,665	4,043	2,594	2,272	194,654	164,220	136	0.40	3,297
SMLV	SPDR Russell 2000 Low Volatility ETF	0.28	0.38	0.28	12,116	947,661	7,775	3,272	3,006	243,731	217,574	220	0.70	9,577
ONEY	SPDR Russell 1000 Yield Focus ETF	0.07	0.12	0.09	137	12,776	794	4,328	4,243	260,632	236,844	26	1.50	986
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.09	0.15	0.21	10	537	365	3,956	4,030	233,562	219,756	5	5.00	260
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.23	0.38	0.11	58	5,854	409	1,885	2,253	113,967	128,691	15	1.30	3,670
Advanced Beta — Fixed Income														
CBND	SPDR Barclays Issuer Scored Corporate Bond ETF	0.09	0.30	0.10	4,515	153,057	5,043	1,028	1,016	32,207	31,669	155	0.30	12,020
Fixed Income — US Government														
BIL	SPDR Barclays 1–3 Month T-Bill ETF	0.01	0.02	0.01	1,793,906	83,027,073	2,030,777	3,402,027	3,171,161	155,438,614	144,858,634	1,838	0.00	421,688
ITE	SPDR Barclays Intermediate Term Treasury ETF	0.03	0.06	0.03	340,293	20,801,322	289,065	12,669	22,256	769,388	1,354,055	277	0.10	38,215
TLO	SPDR Barclays Long Term Treasury ETF	0.10	0.14	0.09	204,585	15,387,431	174,539	13,013	12,387	971,160	923,946	252	0.60	116,784
IPE	SPDR Barclays TIPS ETF	0.04	0.08	0.05	25,818	1,550,603	36,700	9,974	13,412	561,337	745,305	152	0.30	4,126

Source: ArcaVision. Data is as of the referenced date and is subject to change. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 03/15/2016
Fixed Income — US Government (cont'd)														
SST	SPDR Barclays Short Term Treasury ETF	0.03	0.10	0.05	44,685	1,399,531	30,802	3,516	2,784	106,640	84,467	361	0.10	4,116
SIPE	SPDR Barclays 0–5 Year TIPS ETF	0.15	0.78	0.15	337	9,344	699	3,063	2,819	59,729	54,632	6	0.50	214
TIPX	SPDR Barclays 1–10 Year TIPS ETF	0.07	0.35	0.05	7,184	160,231	7,878	2,044	3,396	39,858	65,475	420	0.30	25,232
Fixed Income — US Investment Grade Corporates														
SCPB	SPDR Barclays Short Term Corporate Bond ETF	0.01	0.03	0.01	895,648	27,610,199	1,003,337	13,397	15,114	407,671	459,466	334	0.10	151,242
ITR	SPDR Barclays Term Corporate Bond ETF	0.03	0.08	0.03	397,738	13,584,242	335,941	19,144	10,194	648,024	343,640	905	0.20	186,653
LWC	SPDR Barclays Long Term Corporate Bond ETF	0.14	0.35	0.16	22,249	902,173	44,428	2,124	2,713	82,241	102,416	157	0.40	17,168
FLRN	SPDR Barclays Investment Grade Floating Rate ETF	0.04	0.13	0.04	20,643	636,107	29,842	1,729	3,310	52,475	100,624	154	0.10	47
Fixed Income — High Yield														
JNK	SPDR Barclays High Yield Bond ETF	0.01	0.03	0.01	13,635,391	473,614,486	14,336,944	58,686	47,741	1,997,085	1,584,524	572	0.40	16,862,586
SJNK	SPDR Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	1,412,609	36,517,902	1,684,045	8,310	8,214	213,152	206,171	346	0.30	1,750,234
IJNK	SPDR Barclays International High Yield Bond ETF	0.07	0.34	0.14	876	25,193	3,633	908	1,162	19,695	24,204	97	0.50	484
CJNK	SPDR BofA Merrill Lynch Crossover Corporate Bond ETF	0.27	1.11	0.28	10,330	267,950	7,230	1,296	1,232	32,335	30,184	240	0.50	10,290
Fixed Income — US Mortgage														
MBG	SPDR Barclays Mortgage Bond ETF	0.05	0.17	0.07	27,937	781,945	27,555	877	2,374	23,714	64,217	236	0.10	7,277
Fixed Income — US Aggregate														
BNDS	SPDR Barclays Aggregate Bond ETF	0.05	0.10	0.04	117,549	6,940,132	110,566	3,534	1,951	205,149	112,748	270	0.20	44,222
Fixed Income — Hybrids														
CWB	SPDR Barclays Convertible Securities ETF	0.01	0.03	0.02	809,651	35,380,846	1,010,265	2,855	2,643	120,452	109,394	155	0.40	1,066,149
PSK	SPDR Wells Fargo Preferred Stock ETF	0.04	0.08	0.07	91,249	4,200,706	149,144	3,607	1,878	161,846	83,308	224	0.20	63,272
Fixed Income — Municipal														
SHM	SPDR Nuveen Barclays Short Term Municipal Bond ETF	0.01	0.04	0.01	574,906	18,952,744	710,438	9,238	14,312	301,344	383,991	360	4.60	69,306
TFI	SPDR Nuveen Barclays Municipal Bond ETF	0.01	0.04	0.01	355,557	11,788,007	566,141	4,233	4,054	138,969	107,431	201	4.70	174,964
CXA	SPDR NuveenBarclays California Municipal Bond ETF	0.08	0.33	0.07	31,324	817,338	26,067	2,037	1,580	49,927	38,805	330	0.10	35,858
INY	SPDR Nuveen Barclays New York Municipal Bond ETF	0.14	0.57	0.14	4,420	122,539	5,084	3,185	2,790	75,867	66,821	368	0.30	7,270

Source: ArcaVision. Data is as of the referenced date and is subject to change. **Past performance is not a guarantee of future results.**

State Street Global Advisors 6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 03/15/2016
Fixed Income — Municipal (Cont'd)														
BABS	SPDR Nuveen Barclays Build America Bond ETF	0.85	1.37	0.59	3,481	241,771	5,172	778	1,024	48,259	63,242	67	0.60	7,105
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.07	0.13	0.07	154,623	9,085,564	117,965	1,368	1,034	78,551	59,217	226	0.20	18,789
Fixed Income — International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.16	0.29	0.11	89,840	4,862,440	72,704	2,283	2,330	121,752	120,298	197	0.60	402,658
BWZ	SPDR Barclays Short Term International Treasury Bond ETF	0.08	0.27	0.08	305,170	9,253,802	124,072	2,442	2,421	73,846	73,163	256	0.40	29,412
BWX	SPDR Barclays International Treasury Bond ETF	0.06	0.11	0.05	266,478	14,800,410	380,274	5,252	4,154	286,234	218,376	246	0.40	471,009
IBND	SPDR Barclays International Corporate Bond ETF	0.10	0.31	0.08	32,173	1,053,911	48,298	1,343	1,320	42,815	41,237	216	0.40	8,003
EMCD	SPDR BofA Merrill Lynch Emerging Markets Corporate Bond ETF	0.46	1.67	0.47	2,422	75,068	2,481	3,174	2,561	87,190	68,532	120	0.60	900
EBND	SPDR Barclays Capital Emerging Markets Local Bond ETF	0.13	0.50	0.16	9,006	248,159	22,016	4,714	3,187	122,611	78,687	241	0.60	2,006
Commodity														
GLD®	SPDR Gold Trust	0.01	0.01	0.01	11,803,170	1,456,722,501	11,710,672	5,419	5,747	646,107	659,756	215	0.90	13,361,927
NANR	SPDR S&P North American Natural Resources ETF	0.05	0.18	0.05	177,487	5,199,335	102,658	3,405	3,470	99,256	94,384	350	1.40	1,931
Active — Asset Allocation														
RLY	SPDR SSGA Multi-Asset Real Return ETF	0.04	0.19	0.05	15,331	359,229	31,940	18,523	17,154	419,916	372,413	312	0.70	7,481
INKM	SPDR SSGA Income Allocation ETF	0.05	0.17	0.05	12,945	407,482	10,522	8,907	8,043	268,457	236,142	720	0.40	3,451
GAL	SPDR SSGA Global Allocation ETF	0.06	0.19	0.09	39,683	1,335,885	46,692	13,681	15,511	447,642	493,405	382	0.40	11,098
Active — Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.28	0.48	0.27	484	32,910	876	1,390	1,409	79,300	77,129	64	0.70	113
SYG	SPDR MFS Systematic Growth Equity ETF	0.27	0.45	0.26	1,010	77,061	2,213	1,472	1,468	86,907	82,193	61	0.60	2,142
SYV	SPDR MFS Systematic Value Equity ETF	0.27	0.53	0.28	431	28,409	567	1,915	1,952	97,454	94,809	69	0.90	232
RORO	SPDR SSGA Risk Aware ETF	0.21	0.54	0.20	—	0	196	506	506	19,322	18,699	—	0.00	4

Source: ArcaVision. Data is as of the referenced date and is subject to change. **Past performance is not a guarantee of future results.**

The GLD prospectus is available by clicking here.

State Street Global Advisors

7

SPDR® ETF Trading Report
    ConsolidatedConsolidated Avg.Avg.Avg. QuoteShort
    Spread ($)Avg. DailyConsolidatedDaily VolumeAvg.Quote SizeAvg.Size ($)Avg.DailyInterest
    SpreadSpreadvs. 3 mo.VolumeAvg. Daily(shares) vs.Quote Size(Shares) vs.Quotevs. 3 mo.TradeVolatilityas of
Ticker    ETF Name ($)(%)trailing(shares)Volume ($)3 mo. trailing(shares)3 mo. trailingSize ($)trailingSize(%)03/15/2016
Active — Fixed Income
TOTL    SPDR DoubleLine Total Return Tactical ETF 0.020.050.02362,64918,084,734431,1644,0265,042197,314246,9073230.10199,757
SRLN    SPDR Blackstone/GSO Senior Loan ETF 0.040.090.05114,1305,516,425120,1984,1243,886190,405178,4452680.10116,545
ULST    SPDR SSGA Ultra Short Term Bond ETF 0.050.130.06203,1228,110,550161,08268269427,17127,7042170.10299
Source: ArcaVision. Data is as of the referenced date and is subject to change. Past performance is not a guarantee of future results.
ssga.com | spdrs.com
For investment professional use only. Not for use with the public.
State Street Global Advisors, One Lincoln Street, Boston, MA 02111-2900. T: +1 617 664 7727.
Important Risk Information
ETFs trade like stocks, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value.
Brokerage commissions and ETF expenses will reduce returns.
While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress.
Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the SPDR Gold Trust will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available here.
For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111 T: +1 866 320 4053 spdrgoldshares.com
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Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street
Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors,
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State Street Global Markets, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained GSO Capital Partners, Nuveen Asset Management & Massachusetts Financial Services Company & DoubleLine Capital LP as the sub-advisor. GSO Capital Partners, Nuveen Asset Management, MFS, and
DoubleLine Capital LP are not affiliated with State Street Global Markets, LLC.
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call +1 617 664 7727 or visit spdrs.com. Read it carefully.
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State Street Global Advisors
© 2016 State Street Corporation. All Rights Reserved.
ID6472-IBG-19249 0416 Exp. Date 07/31/2016 IBG.SPDRETF.0416 SSL000695

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.